CONSULTING AGREEMENT

THIS AGREEMENT, effective as of October 26, 2007 (this “Agreement”) between Alexey L. Margolin, Ph.D. (“Consultant”) and ALTUS PHARMACEUTICALS INC. (“Altus”), a Delaware corporation.

WHEREAS, upon the execution of this Agreement, Dr. Margolin has informed Altus of his intention to resign from his position as Senior Vice President and Chief Scientific Officer effective December 31, 2007; and

WHEREAS, Altus desires to retain the services of Dr. Margolin in a consulting capacity effective following his resignation with respect to certain activities as described in this Agreement, and Consultant is willing to so act;

NOW, THEREFORE, Consultant and Altus agree as follows:

1. Description of Services. Altus hereby retains Consultant as a consultant to Altus and Consultant hereby agrees to use diligent efforts to perform such services as described in the Project Order attached hereto as Exhibit A (“Services). Consultant shall use sound and professional principles and practices in the performance of Services in accordance with normally accepted industry standards and shall comply with all applicable laws and regulations, including, without limitation, any regulatory requirements applicable to the work performed for Altus hereunder.

2. Term and Termination. This Agreement shall become effective as of the date first set forth above and the term of the consulting relationship shall begin on January 1, 2008 and shall remain in effect for six (6) months until June 30, 2008. Either party may terminate this Agreement upon not less than thirty (30) days prior written notice. Any termination of this Agreement shall be without prejudice to any obligation by either party which shall have accrued and then be owing. The obligations of the Consultant under Section 5, 6, and 7 of this Agreement shall survive the expiration or any termination of this Agreement.

3. Compensation. For Services provided and rights granted hereunder, Altus will pay the Consultant a fee as specified in the corresponding Project Order provided that the relevant invoice is not disputed. In addition, (a) all unvested options to purchase Altus Common Stock previously granted by Altus to the Consultant shall continue to vest in accordance with the vesting schedule(s) set forth in the applicable Stock Option Agreements between the Consultant and Altus (the “Stock Option Agreements”) and (b) all vested but unexercised options owned by the Consultant as of the date of this Agreement shall continue to be exercisable by the Consultant until the expiration of this Agreement, in accordance with the terms of the Amended and Restated 2002 Stock Plan and your Stock Option Agreements.

4. Expenses. Altus will reimburse Consultant for any actual documented out-of-pocket expenses incurred by Consultant at Altus’ request while rendering Services under this Agreement so long as the expenses are reasonable. Requests for reimbursement shall be in a form reasonably acceptable to Altus.

5. Intellectual Property. The Consultant hereby agrees that any and all data, results, information, inventions, improvements, ideas, trademarks, formulae, processes, experimental protocols, techniques, know-how and innovations, whether patentable or not, which the Consultant may create, invent, discover, originate, make or conceive during the course of or in connection with Consultant’s performance of Services hereunder, whether or not reduced to writing or practice, either solely or jointly with others, which result from (a) tasks assigned to Consultant by Altus or otherwise performed by Consultant pursuant to this Agreement, (b) tasks funded by Altus, or (c) use of materials or premises owned, leased or contracted for by Altus (collectively, “Intellectual Property”) shall be the sole and exclusive property of Altus and the Consultant hereby assigns the same to Altus. The Consultant shall promptly and fully disclose all such Intellectual Property to Altus. The Consultant further agrees at any time, upon the request and at the expense of Altus, for the benefit of Altus or Altus’ nominees, to execute any and all applications, assignments, instruments and papers, including patent applications, which Altus shall deem necessary or desirable to protect or perfect its entire right, title and interest in and to any of the Intellectual Property, to testify in any proceeding in the Patent Office or in the courts, and generally to do everything lawfully possible to aid Altus, its successors, assigns and nominees to obtain, enjoy and enforce proper patent or other protection for the Intellectual Property.

6. Confidential Information. The Consultant shall hold all of Altus’ Confidential Information (as defined below) in confidence and shall not disclose any Confidential Information to any third party. The Consultant shall use the same level of care to prevent any unauthorized use or disclosure of such Confidential Information as the Consultant exercises in protecting the Consultant’s own information of similar nature. The Consultant shall not use Altus’ Confidential Information for any purpose except as may be necessary in the ordinary course of performing Consultant’s duties hereunder, without the prior written consent of Altus. For purposes hereof, Altus’ “Confidential Information” shall mean (a) all Intellectual Property, as defined above, and (b) all data, protocols, manufacturing processes and techniques, clinical development plans, pre-clinical and clinical studies, know-how, trade secrets, patent applications, strategic and marketing information, financial information, forecasts and plans, research and business terms with customers and suppliers, and other information of a confidential or proprietary nature about the business of Altus or otherwise belonging to Altus or third parties with whom Altus may have business dealings, disclosed or otherwise made available to the Consultant by Altus. In addition, Altus’ “Confidential Information” shall include any information derived or generated as a result of the Contractor performing its Services for Altus, written summaries of confidential oral information, and any information provided that is intended, and reasonably understood, to be treated as confidential. Confidential Information shall not include information the Consultant receives from Altus which (i) is in the public domain at the time of disclosure; (ii) after disclosure, becomes part of the public domain by publication or otherwise, except by breach of this Agreement; (iii) was in the Consultant’s possession prior to the time of disclosure by Altus; or (iv) which the Consultant shall receive from a third party who to the knowledge of the Consultant disclosed it to the Consultant without violating any obligation of confidentiality to Altus.

7. Documents and Records. All documents, data, records, apparatus, equipment and other physical property, whether or not pertaining to Intellectual Property or Confidential Information, furnished to Consultant by Altus or produced by Consultant or others in connection with Consultant’s retention hereunder shall be and remain the sole property of Altus and shall be returned promptly to Altus as and when requested by Altus. In any event, Consultant shall return and deliver all such property, including any copies thereof, upon termination of his or her retention as a consultant hereunder for any reason.

8. No Conflict. Consultant represents that his or her performance of the terms of this Agreement and that his or her retention as a consultant by Altus does not and will not breach or conflict with any other agreements or arrangements to which Consultant is a party, including agreement to keep in confidence any proprietary information acquired by Consultant in confidence or in trust prior to his or her retention by Altus. Consultant has not entered into nor is subject to, and agrees Consultant will not enter into nor become subject to, any agreement or policy, either written or oral, in conflict herewith. Consultant represents that the Consultant has not brought and will not bring with him or her to Altus or use in the performance of the Consultant’s responsibilities at Altus any equipment, supplies, facility or trade secret information of any current or former employer which are not generally available to the public, unless the Consultant has obtained written authorization for their possession and use. Consultant also understands that, in connection with his or her retention as a consultant to Altus, he or she is not to breach any obligations, including any obligations of confidentiality, that he or she has to others. Consultant represents and warrants to Altus that it has not been debarred from performing Services under the provisions of the US Food and Drug Laws. If Consultant is debarred or receives notice of an action or threat of action of debarment, Consultant shall promptly notify Altus of same.

9. Independent Contractor. Altus and Consultant agree that Consultant will be an independent contractor for all purposes including, without limitation, payroll and tax purposes, and that Consultant shall not in any way represent himself or herself to be an officer or employee of Altus. Consultant shall not have the authority to bind Altus in any manner whatsoever by reason of this Agreement.

10. Notices. Any notice given under this Agreement shall be deemed delivered when delivered by hand or by certified mail or overnight courier addressed to the parties at their respective addresses set forth below or at such other address as either party may provide to the other in writing from time to time:

Altus:	Altus Pharmaceuticals Inc.
125 Sidney Street
Cambridge, MA 02139
Attention: Legal Department
Consultant:	Alexey L. Margolin, Ph.D
193 Upland Avenue
Newton, MA 02461

11. Assignment. The rights and obligations of the parties hereunder shall inure to the benefit of, and shall be binding upon their respective successors and assigns, provided, however, that the Consultant may not assign this Agreement without the prior written consent of Altus.

12. Specific Performance. Consultant acknowledges that Altus will have no adequate remedy at law if Consultant violates the terms of Sections 5, 6, or 7 hereof. In such event, Altus shall have the right, in addition to any other rights it may have, to seek in any court of competent jurisdiction, injunctive or other relief to restrain any breach or threatened breach of this Agreement.

13. General; Relationship to Prior Employment. This Agreement embodies the entire agreement between the parties and supersedes any prior or contemporaneous understandings with respect to the subject matter hereof with the exception of (a) Section 8 of your Severance and Change of Control Agreement dated May 17, 2007 (the “Severance and Change of Control Agreement”), which survives for the term of this Agreement, as may be earlier terminated pursuant to Section 2, and (b) your prior employee Non-Competition, Non-Solicitation and Non-Disclosure Agreement dated June 16, 2000 (the “Employee Obligations Agreement”), as amended by your Severance and Change and Control Agreement and as further amended by this Agreement to only apply with respect to services performed through the last date of his employment, December 31, 2007. Without limiting the foregoing, Altus acknowledges and agrees that Section 3 of the Employee Obligations Agreement was terminated upon the execution of the Severance and Change of Control Agreement, and further, that the Employee Non-Disclosure & Inventions Agreement, dated June 21, 1993, was terminated upon the execution of the Employee Obligations Agreement. In addition, Altus agrees that in the event Dr. Margolin remains employed by Altus through December 31, 2007 in his role as Senior Vice President and Chief Scientific Officer, he will remain eligible for his discretionary target bonus as described in the compensation section of the Altus 2007 Proxy. It is understood that the amount of his bonus will be dependent on the performance of the Company and his individual performance during 2007 as determined in the discretion of the Compensation Committee of Altus Board of Directors. Neither this Agreement nor any term, covenant, condition or other provision hereof may be changed, waived, discharged or terminated except by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

14. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

15. Execution. This Agreement may be executed in counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, and all of which counterparts, taken together, shall constitute one and the same instrument even if the parties have not executed the same counterpart. Signatures provided by facsimile transmission shall be deemed to be original signatures.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

CONSULTANT		ALTUS PHARMACEUTICALS INC.
/s/ Alexey L. Margolin		By: /s/ Jonathan I. Lieber

Name:	Alexey L. Margolin, Ph.D	Title:	Name: Jonathan I. Lieber Vice President, Chief Financial Officer and Treasurer

SS# or Tax ID#: [Social Security Number]

Exhibit A

ALTUS PHARMACEUTICALS INC.

PROJECT ORDER NO. 1

THIS PROJECT ORDER NO. 1 (the “Project Order”) is by and between Altus Pharmaceuticals, Inc. (“Altus”) and Alexey L. Margolin, Ph.D (“Consultant”), and upon execution shall be incorporated into the Consulting Agreement between Altus and Consultant dated November 1, 2007 (the “Agreement”). Capitalized terms in this Project Order shall have the same meaning as set forth in the Agreement.

Altus hereby engages Consultant to provide Services, as follows:

1. Services. The Consultant shall make himself available for up to 16 hours per month to render to Altus such scientific and research advisory services as Altus may from time to time request and as are reasonably acceptable to Consultant.

2. Project Term. The Project Term will be for an initial period of six (6) months beginning on the date of execution of this Project Order, and may be extended for additional periods, by mutual written consent of the parties, and shall be subject to earlier termination accordance with Section 2 of the Agreement.

3. Altus Contact. Sheldon Berkle, Chief Executive Officer

4.	Compensation. The total compensation due Consultant for Services under this Project Order consists of $8,333.33 per month plus a six month completion bonus of $50,000 payable upon fulfillment of the twelve (12) days of consulting services during the six (6) month term. Such compensation shall be paid within thirty days after the end of each month. Consultant shall invoice Altus to the attention of Accounts Payable Dept., 640 Memorial Drive for Services rendered hereunder. In addition, Altus agrees to pay the continuation costs of Consultant’s family health and dental insurance coverage under COBRA for such six (6) month period which is estimated to be approximately $5700 for the six (6) month period. The amount required to be paid to Consultant hereunder is in consideration for his making himself available to provide Services in accordance with the terms hereof and will be payable whether or not the Services are utilized.

All other terms and conditions of the Agreement shall apply to this Project Order.

PROJECT ORDER AGREED TO AND ACCEPTED BY:

CONSULTANT		ALTUS PHARMACEUTICALS INC.
By: /s/ Alexey L. Margolin		By: /s/ Jonathan I. Lieber

duly authorized			duly authorized
Print Name: Alexey L. Margolin, Ph.D		Print Name: Jonathan I. Lieber
		Title:	Vice President, Chief Financial Officer and Treasurer
Date:	October 26, 2007	Date:	October 26, 2007